Exhibit 99.2

QUEST DIAGNOSTICS INCREASES SHARE REPURCHASE AUTHORITY
BY $250 MILLION

MADISON, N.J., October 20, 2010 – Quest Diagnostics Incorporated (NYSE: DGX), the world’s leading provider of diagnostic testing, information and services, announced that its Board of Directors increased the company’s share repurchase authorization by $250 million.

During the first three quarters of 2010, the company repurchased approximately 15 million shares of common stock for $750 million, fully utilizing its previous authorization, which was granted in January, 2010. The company had approximately 170 million shares outstanding as of September 30, 2010.

About Quest Diagnostics
Quest Diagnostics is the world’s leading provider of diagnostic testing, information and services that patients and doctors need to make better healthcare decisions. The company offers the broadest access to diagnostic testing services through its network of laboratories and patient service centers, and provides interpretive consultation through its extensive medical and scientific staff. Quest Diagnostics is a pioneer in developing innovative diagnostic tests and advanced healthcare information technology solutions that help improve patient care.

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